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                                                                  Exhibit (g)(2)

                    SECURITIES LENDING AGREEMENT AND GUARANT

         AGREEMENT, dated as of ________________, 2002, between each Investment Company listed on Exhibit A hereto, for itself and for each Series listed on Exhibit A hereto (each Investment Company and each Series hereinafter "Lender"), and The Bank of New York ("Bank").

                                   ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

         1. "Act of Insolvency" shall mean, (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower, or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower's admission in writing of its inability to pay its debts as they become due.

         2. "Account" shall mean the custodial account established and maintained by Bank on behalf of Lender for the safekeeping of Securities and monies received by Bank from time to time.

         3. "Approved Investment" shall mean any type of security, instrument, participation or interest in property, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I), in which Cash Collateral may be invested or reinvested by Bank in accordance with Paragraph 2 of Article IV hereof.

         4. "Authorized Person" shall mean any officer of Lender and any other person, whether or not any such person is an officer or employee of Lender, duly authorized by corporate resolutions of the Board of Directors of Lender to give Oral and/or Written Instructions on behalf of Lender, such persons to be designated in a Certificate which contains a specimen signature of such person.

         5. "Book-Entry System" shall mean the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York.

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         6.  "Borrower" shall mean any entity named on a Certificate supplied by
Lender to Bank (as such Certificate may be amended by Lender from time to time), other than any entity deleted from such Certificate by Bank.

         7. "Business Day" shall mean any day on which Bank is open for business and on which the Book-Entry System and/or the applicable Depositories are open for business.

         8. "Cash Collateral" shall mean either fed funds or New York Clearing House funds, as applicable for a particular Loan.

         9. "Certificate" shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to Bank, which is actually received by Bank and signed on behalf of Lender by an Authorized Person or a person reasonably believed by Bank to be an Authorized Person.

         10. "Collateral" shall mean Cash Collateral, unless Bank and Lender have agreed in writing to additional collateral, including Government Securities.

         11. "Collateral Account" shall mean an account established and maintained by Bank for the purpose of holding Collateral, Approved Investments, Proceeds, and any Securities Loan Fees paid by Borrowers in connection with Loans hereunder.

         12. "Collateral Requirement" shall mean with respect to Loans an amount equal to 102% of the then current Market Value of Loaned Securities which are the subject of Loans as of the close of trading on the preceding Business Day.

         13. "Depository" shall mean the Depository Trust Company and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency.

         14. "Distributions" shall mean interest, dividends and other payments and distributions payable by Borrowers to Bank for the account of Lender pursuant to the Securities Borrowing Agreement with Bank in respect of Loaned Securities.

         15. "Government Security" shall mean book-entry U.S. Treasury securities (as defined in 31 C.F.R. 357.2) and any Permissible Agencies.

         16. "Loan" shall mean a loan of Securities hereunder.

         17. "Loaned Security" shall mean any Security which is subject to a Loan.

         18. "Market Value" shall mean (a) with respect to Government Securities, the price of such Securities as quoted by a nationally recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid interest, if any, on the particular Security, (b) with respect to other Securities, the price of such Securities as quoted by a nationally recognized pricing information service at the time

                                      -2-

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such determination is made, plus accrued but unpaid interest, if any, to the extent not included in the price as quoted, and (c) with respect to Cash Collateral, its amount

         19. "Oral Instructions" shall mean verbal instructions actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person.

         20. "Permissible Agencies" shall mean senior fixed-rate securities issued by Fannie Mae (formerly Federal National Mortgage Assoc.), Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal Home Loan Bank in each case without embedded options and General National Mortgage Association.

         21. "Proceeds" shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

         22. "Rebate" shall mean the amount payable by Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

         23. "Receipt" shall mean an advice or confirmation setting forth the terms of a particular Loan whether in physical form or electronic form.

         24. "Securities Borrowing Agreement" shall mean the agreement pursuant to which Bank lends securities to a Borrower on behalf of its customers (including Lender) from time to time.

         25. "Securities Loan Fee" shall mean the amount payable by Borrower to Bank pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

         26. "Security" shall include Government Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

         27. "Written Instructions" shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, email, Internet, video (CRT) terminal or other on-line or electronic system specified by Bank as available for use hereunder, or any other method whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code.

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                                   ARTICLE II
                 APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

         1. Appointment. Lender hereby appoints Bank as its agent to lend Securities in the Account to Borrowers from time to time, except Securities which Lender has advised Bank in a Certificate are (a) no longer subject to the representations set forth in Article III, sub-paragraph (e) hereof, or (b) not to be the subject of a Loan hereunder. Bank hereby accepts appointment as such agent, agrees to so act, and further agrees that Lender may deliver a Certificate described in the immediately preceding sentence in its discretion from time to time. Bank shall not make any Loans hereunder if the Market Value of the Loaned Securities subject to outstanding Loans hereunder exceeds 33% of the total assets of Lender, as specified in a Certificate delivered to Bank, or such other percentage as may be specified in a Certificate delivered to Bank, nor shall Bank make any additional Loans hereunder if as a result of such Loan the Market Value of all Loaned Securities hereunder would exceed 33% of the total assets of Lender, as specified in a Certificate delivered to Bank, or such other percentage as may be specified in a Certificate delivered to Bank.

         2. Securities Borrowing Agreement. Lender hereby acknowledges receipt of Bank's standard form(s) of Securities Borrowing Agreement and authorizes Bank to lend Securities in the Account to Borrowers on an open basis pursuant to agreements substantially in the form thereof, provided Bank shall only receive Cash Collateral pursuant thereto, unless Bank and Lender have agreed in writing to Collateral other Cash Collateral, and provided further that Bank and Lender hereby agree that, when Bank makes a Loan, Lender is not representing to Bank or to Borrower that it has no present intention to sell the Loaned Securities. Bank is hereby authorized to negotiate with each Borrower the amount of Rebates payable in connection with particular Loans. Bank shall deliver to Lender a Receipt relating to each Loan.

         3. Loan Opportunities. Bank shall treat Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific securities, availability of securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Lender.

         4. Use of Book-Entry System and Depositories. Lender hereby authorizes Bank on a continuous and on-going basis, to deposit in the Book-Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to Lender hereunder, Bank shall identify as belonging to Lender a quantity of securities in a fungible bulk of securities shown on Bank's account on the books of the Book-Entry System or the applicable

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Depository. Securities, Collateral and Approved Investments deposited in the
Book-Entry System or a Depository will be represented in accounts which include only assets held by Bank for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Lender hereby represents and warrants to Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

         (a) This Agreement is, and each Loan entered into in accordance with this Agreement, and each investment or reinvestment of Cash Collateral by Bank in accordance with Paragraph 2 of Article IV hereof, will be, legally and validly entered into, does not, and will not, violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender's charter or by-laws, or any agreement binding on Lender or affecting its property, and is enforceable against Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally;

         (b) The person executing this Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so;

         (c) If it is lending Securities as principal for its own account it will not transfer, assign or encumber its interest in, or rights with respect to, any Loans;

         (d) If it is acting as agent for one or more third parties, Lender is either authorized by virtue of standing instructions or is a fiduciary with the authority to enter into, execute and bind such third parties to this Agreement and the Loans effected for such third parties, and Lender is authorized to make, and makes each of the representations and warranties set forth in sub-paragraphs
(a) through (c) above for each such third party; and

         (e) All Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold. Lender shall promptly deliver to Bank a Certificate identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph (e).

                                   ARTICLE IV
                         SECURITIES LENDING TRANSACTIONS

     1. General Bank Responsibilities. Bank shall enter Loans pursuant to the Securities Borrowing Agreement and take all actions deemed necessary or appropriate in order to perform on Lender's behalf thereunder, including receiving Collateral from the Borrowers having a Market Value of not less than the Collateral Requirement, collecting Distributions, Securities Loan Fees if Bank and Lender have agreed in writing to

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Collateral other than Cash Collateral, and demanding additional Collateral from the appropriate Borrowers when the Market Value of Collateral received by Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities. The Bank shall on each Business Day mark to market the value of all Loaned Securities and demand from the appropriate Borrowers additional Collateral when the Market Value of Collateral received by Bank from such Borrowers is less than the current Market Value of all Loaned Securities. Whenever Bank demands additional Collateral pursuant to the foregoing, such additional Collateral together with the Collateral then held by Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

       2. Approved Investments. (a) Bank is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment in accordance with Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I). Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify Lender's interest therein as appropriate, it being understood that in placing orders for Approved Investments Bank may aggregate orders for Lender with orders for other lenders, it being further understood that after any such purchase of any Approved Investment Bank marks its books and records to credit the precise amount of the principal owned by Lender to its Collateral Account, and provided further that the amount owned by Lender is not less than the minimum tradeable denomination of such Approved Investment. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account.

            (a) Lender may deliver to Bank a Certificate from time to time instructing Bank not to make Approved Investments with particular financial institutions or issuers.

            (b) All Approved Investments shall be for the account and risk of Lender. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower, Lender agrees to pay Bank on demand cash in an amount equal to such deficiency.

            (c) Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by Bank, subject only to the instructions of Bank, and Bank shall not be required to comply with any instructions of Lender with respect to the same (except as otherwise provided in this Agreement).

       3. Termination of Loans. (a) Bank shall terminate any Loan as soon as practicable after:

                    (i) receipt by Bank of a notice of termination from a Borrower;

                    (ii)  receipt by Bank of Written Instructions to do so;

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            (iii) receipt by Bank of a Certificate instructing it to delete the
     Borrower to whom such Loan was made from the Certificate referred to in
     Article I, paragraph 6 hereof;

            (iv)  receipt by Bank of a Certificate described in Paragraph 1 of
     Article II hereof advising that the Loaned Security is no longer subject to the representations contained in Article III, sub-paragraph (e) hereof or is not to be the subject of a Loan hereunder;

            (v) receipt by Bank of notice or a Certificate advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

            (vi) whenever Bank, in its sole discretion, elects to terminate such Loan; or

            (vii) termination of this Agreement.

        (b) Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security) and receipt from the Borrower of the Loaned Securities and any Distributions then due, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

        (c) In order for Bank to timely settle the sale of Loaned Securities, it shall be Lender's responsibility to give prompt notification to Bank regarding any such sale specifying the settlement date therefor. If Lender provides such prompt notification to Bank, Bank shall promptly terminate the related Loan, and in the event Bank fails to settle the sale of Loaned Securities either because the related Borrower failed to return the Loaned Securities within the normal settlement time or because Bank negligently acted or failed to act, then to the extent of such failure Bank shall pay to Lender (i) an amount equal to any interest expense incurred by Lender which is directly attributable to the failure of a Borrower to return any Loaned Securities when required, (ii) an amount equal to any buy-in-costs or buy-in-expenses actually incurred and directly attributable to the failure of a Borrower to return any Loaned Securities and Distributions then due when required, and (iii) an amount equal to the loss incurred by Lender on any cancelled sale of Loaned Securities directly attributable to the failure of a Borrower to return such Loaned Securities.

     4. Guaranty and Subrogation. (a) If as a result of an Act of Insolvency or for any other reason a Borrower fails to return any Loaned Securities and any Distribution then due when required, Bank shall promptly notify Lender and take all actions which it deems necessary or appropriate to liquidate Approved Investments and Collateral in connection with Loans to such Borrower and, unless advised by Lender to the contrary, shall make a reasonable effort for two Business Days (the "Replacement Period") to apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization or recapitalization of the issuer) not returned and any Distribution then due. If during the Replacement Period the Collateral liquidation proceeds are insufficient to replace any of the Loaned Securities and any Distributions then due, Bank shall, subject to satisfaction of Lender's obligations under Paragraph 2(c) of this Article, pay such additional amounts as are necessary to make such replacement. Purchases of replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion, and Bank shall make reasonable efforts to advise Lender of such efforts. Replacement Securities shall be credited to the Account upon receipt by Bank. If Bank is unsuccessful in purchasing any replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments and Collateral pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender's obligations under Paragraph 2(c) of this Article, credit to the Account cash in an amount (if any) equal to (X) the Market Value (at the end of the Replacement Period) of the Loaned Securities and Distributions not returned, minus (Y) the Collateral liquidation proceeds, such calculation to be made on the date of such credit. In addition, Bank shall pay to Lender (i) an amount equal to any interest expense incurred by Lender which is directly attributable to the failure of a Borrower to return any Loaned Securities when required, (ii) an amount equal to any buy-in-costs or buy-in-expenses actually incurred and directly attributable to the failure of a Borrower to return any Loaned Securities and Distributions then due when required, and (iii) an amount equal to the loss incurred by Lender on any cancelled sale of Loaned Securities directly attributable to the failure of a Borrower to return such Loaned Securities.

            (b) Lender understands and agrees that, notwithstanding preceding Paragraph 4(a), if a Borrower fails to return Loaned Securities for reasons other than an Act of Insolvency Bank may, in its reasonable discretion, elect not to liquidate Approved Investments and such Approved Investments shall continue to be subject to Paragraph 2(c) of this Article. Bank shall be responsible to Lender for the Market Value of the Loaned Securities as of the settlement date specified by Bank in its notice of termination in accordance with the Securities Borrowing Agreement, and, provided Bank receives prompt notification pursuant to Paragraph 3(c) of Article IV, in addition, Bank shall pay to Lender (i) an amount equal to any interest expense incurred by Lender which is directly attributable to the failure of a Borrower to return any Loaned Securities when required, (ii) an amount equal to any buy-in-costs or buy-in-expenses actually incurred and directly attributable to the failure of a Borrower to return any Loaned Securities and Distributions then due when required, and (iii) an amount equal to the loss incurred by Lender on any cancelled sale of Loaned Securities directly attributable to the failure of a Borrower to return such Loaned Securities.

            (c) Lender agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Lender's rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to Paragraphs 4(a) or 4(b) of this Article), including, but not limited to, Lender's rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. Lender agrees to execute and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

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

         (d) Bank shall have no obligation to take any actions pursuant to Paragraphs 4(a) or 4 (b) of this Article if it believes that such action will violate any applicable statute, regulation, rule, order or judgment. Furthermore, except as expressly provided in Paragraphs 4(a) and 4(b) of this Article, Bank shall have no other liability to Lender relating to any Borrower's failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

         (e) Either party may terminate the provisions of Paragraphs 4(a) and 4(b) of this Article with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier then the date of receipt of such notice by the other party. No such termination shall be effective with respect to then existing rights or obligations of either party under this Paragraph 4 or outstanding Securities Loans hereunder. Following any such termination with respect to a Borrower, Bank shall not make any further Loans to such Borrower.

         (f) Bank may offset any amounts payable by Lender under this Agreement against amounts payable by Bank under Paragraphs 4(a) or 4(b) of this Article.

     5. Securities Loan Fee. Bank shall receive any applicable Securities Loan Fee paid by Borrowers and credit such amounts received to the Collateral Account.

     6. Taxes. Lender shall be solely responsible for all tax matters arising in connection with Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes"). Lender shall indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of Lender (including any payment of Tax required by reason of an earlier failure to withhold). In the event that Bank or any withholding agent is required under applicable law to pay any Tax on behalf of Lender, Bank is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in such cash account is not sufficient to pay such Tax, Bank shall promptly notify Lender of the additional amount of cash (in the appropriate currency) required, and Lender shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Bank as specified herein. In no event shall Bank be responsible for collecting any Taxes from Borrowers.

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                                    ARTICLE V
                                 CONCERNING BANK

       1. Standard of Care; Reimbursement. (a) Except as provided in Paragraph 1(b) of this Article, Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or wilful misconduct of Bank, its directors, officers, employees, affiliates or agents. Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered by Lender to Bank hereunder and reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same as an Authorized Person, shall be presumed to have been taken or omitted in good faith. Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees. In no event shall Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action (except to the extent specified in Article IV Paragraphs 3(c) and 4(a) and (b)).

          (b) In the event Bank fails to invest any Cash Collateral that is timely received, or fails to reinvest any Cash Collateral, and such failure is not caused by circumstances described in Paragraph 12 this of Article, Bank shall be liable to Lender for each day during which such failure persists for an amount of liquidated damages equal to the related Rebate for such day with respect to such uninvested Cash Collateral.

          (c) Lender agrees to reimburse Bank and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Bank may sustain or incur or which may be asserted against Bank by reason or as a result of, or arising out of, any breach by Lender of this Agreement, including, without limitation, any representation or warranty of Lender being untrue. The foregoing shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement. Bank may charge any amounts to which it is entitled hereunder against the Account.

       2. No Obligation to Inquire. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in the Account or Collateral Account, or the legality or propriety of any Loans hereunder.

       3. Reliance on Borrowers' Statements, Representations and Warranties. Provided that it acts with reasonable care, Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

       4. Advances, Overdrafts and Indebtedness; Security Interest. (a) Bank may, in its sole discretion, advance funds to Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled.

          (b) Lender agrees to repay Bank on demand the amount of any advance or any other amount owed by Lender hereunder plus accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) not to exceed the daily effective fed funds rate as publicly announced to be in effect from time to time, such rate to be adjusted on the effective date of any change in such fed funds rate. In order to secure repayment of any advance or other indebtedness of Lender to Bank arising hereunder, Lender hereby agrees that Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and the Collateral Account (held on Lender's behalf) which is then in Bank's possession or control or in the possession or control of any third party acting on Bank's behalf. In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

       5. Advice of Counsel. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

       6. No Collection Obligations. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

       7. Pricing Services. Bank is authorized to utilize one or more nationally recognized pricing information service(s) from a list provided to Lender at least once per annum in order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments, and Lender agrees to hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information service.

       8. Agent's Fee. For its performance as Lender's agent in making and administering Loans, Lender shall pay to Bank a fee, accrued daily, equal to XX% of the sum of all interest, dividends and other distributions earned from Approved Investments, net of Rebates paid by Bank to relevant Borrowers and net of brokerage commissions, if any, incurred in making Approved Investments. Bank is authorized, on a monthly basis, to charge its fees and any other amounts owed by Lender hereunder against the Account and/or Collateral Account. In the event that on a calendar month basis the amount of such interest, dividends and other distributions earned from Approved Investments are, net of brokerage commissions incurred in making Approved Investments, less than the amount of any Rebate owed any Borrower, Bank and Lender shall pay, respectively, XX%

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

and xx% of such deficiency. If such a deficiency is for any reason due to an investment which is not an Approved Investment, Bank shall pay 100% of such deficiency.

       9. Reliance On Certificates and Instructions. (a) Bank shall be entitled to rely upon any Certificate, Written or Oral Instruction actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Lender agrees to forward to Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by Bank by the close of business of the same day that such Oral Instructions are given to Bank. Lender agrees that the fact that such confirming Written Instructions are not received or that contrary instructions are received by Bank shall in no way affect the validity or enforceability of the transactions authorized by Lender. In this regard, the records of Bank shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person believed by Bank to be an Authorized Person.

           (b) If Bank receives Written Instructions which appear on their face to have been transmitted by an Authorized Person or to have been sent with the proper authorization codes, passwords and/or authentication keys, via (i) computer facsimile, email, the Internet or other insecure electronic method, or
(ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Lender understands and agrees that Bank cannot determine the identity of the actual sender of such Written Instructions and that Bank shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Lender shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to Bank and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care, and Bank shall use and cause its representatives to use similar care with respect to such codes, passwords, and keys. Notwithstanding the foregoing provisions on this Paragraph 9(b), Bank shall be responsible if non-Authorized Persons gain access to Lender's authorization codes, passwords and/or authentication keys through negligence of Bank or its employees.

       10. Disclosure of Account Information. It is understood and agreed that Bank is authorized to supply any information regarding the Account or Collateral Account which is required by any applicable statute, regulation, rule or order now or hereafter in effect. If Bank is required to provide any such information to any person, Bank shall use its best efforts to notify Lender in advance in order to permit Lender to raise any reasonable objection to disclosure that may be available to it.

       11. Statements. Bank will at least monthly furnish Lender with statements relating to Loans hereunder, which statements shall include such information as Lender may reasonably request.

       12. Force Majeure. Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances (the "Disaster Recovery Plan and Back-Up System"). Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

       13. No Implied Duties. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

                                   ARTICLE VI
                                   TERMINATION

       This Agreement may be terminated at any time by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than 45 days after the date of receipt of such notice. Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all Loans outstanding on the date of termination.

                                   ARTICLE VII
                                  MISCELLANEOUS

       1. Construction. This Agreement shall be deemed to be a separate agreement between Bank and each Series listed on Exhibit A hereto, and each such Series shall be a separate Lender for purposes of this Agreement. In no event shall a Series be responsible or liable for any obligations of any other Series and Certificates or Oral Instructions of certain Series shall not apply to the other Series unless specified.


       2. Exclusivity. Lender agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities held by Bank from time to time.


       3. Certificates. Lender agrees to furnish to Bank a new Certificate in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate is received, Bank shall be fully protected in acting upon Oral Instructions or signatures of the present Authorized Persons.


       4. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its offices at 101 Barclay Street, New York, New York 10286,

Attention: Securities Lending Division, or at such other place as Bank may from time to time designate in writing.

          (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Lender shall be sufficiently given if addressed to Lender and received by it at its office at 153 East 53 Street, 49/th/ Floor, New York, NY 10022, Attention: General Counsel, or at such other place as Lender may from time to time designate in writing.

       5. Cumulative Rights and No Waiver. Each and every right granted to Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

       6. Severability. In case any provision in or obligation under this Agreement, other than Lender's obligation with respect to Approved Investments contained in Paragraph 2(c) of Article IV hereof or Bank's obligations under Paragraph 4(a) of Article IV hereof, shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision, other than Lender's obligation with respect to Approved Investments, contained in Paragraph 2(c) of Article IV hereof or Bank's obligations under Paragraph 4(a) of Article IV hereof is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

       7. Entire Agreement; Amendments. This Agreement represents the entire understanding of the parties hereto with regard to the subject matter contained herein and may not be amended or modified in any manner except by a written agreement executed by both parties.

       8. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other. Bank may not delegate or assign any of its duties hereunder without the written consent of Lender.

       9. Governing Law; Consent to Jurisdiction; Waiver of Immunity. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Lender hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably agrees not to claim, and it hereby waives, such immunity.

     10. No Third Party Beneficiaries. In performing hereunder, Bank is acting solely on behalf of Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     12. SIPA NOTICE. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER'S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

                                THE INVESTMENT COMPANIES
                                LISTED ON EXHIBIT A HERETO


                                By: ____________________________________________
                                    Their: Director

                                By: ____________________________________________
                                    Their: Secretary

                                THE BANK OF NEW YORK

                                By: ____________________________________________
                                     Title:

                                   SCHEDULE I

                              APPROVED INVESTMENTS

         Bank is hereby authorized to invest and reinvest Cash Collateral in the following investments:

xxx

xxx



Dated:                                 _________________________________________




                                       By: _____________________________________
                                           Title:

                                    EXHIBIT A

                              Investment Companies

ETF Advisors Trust

                                     Series

Treasury 1 FITR ETF

Treasury 2 FITR ETF

Treasury 5 FITR ETF

Treasury 10 FITR ETF